Exhibit 99.1

American States Water Company Announces
First Quarter 2025 Results
•First quarter 2025 consolidated diluted earnings per share were $0.70 compared to first quarter 2024 of $0.62 per share, an increase of $0.08 per share or 13%, largely from new rates implemented at AWR's regulated utilities

◦AWR’s regulated utilities received CPUC decisions authorizing nearly $650 million in capital investments in connection with the utilities’ general rate cases

•AWR’s contracted services business is expected to contribute $0.59 to $0.63 per share for the full 2025 year

San Dimas, California, May 7, 2025…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.70 for the quarter ended March 31, 2025, as compared to basic and fully diluted earnings per share of $0.62 for the quarter ended March 31, 2024, an increase of $0.08 per share, primarily generated from higher earnings at the water and electric utility segments due to the implementation of new rates. Included in AWR’s consolidated results during the first quarter of 2025 were losses of $0.6 million, or $0.01 per share, generated on investments held to fund one of the Company’s retirement plans as compared to gains of $2.1 million, or $0.04 per share, recorded during the same period in 2024, a net unfavorable variance of $0.05 per share due to financial market conditions. In addition, AWR’s consolidated diluted earnings for the first quarter of 2025 were negatively impacted by approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s at-the-market (“ATM”) offering program.

First Quarter 2025 Results

The table below sets forth a comparison of the first quarter 2025 diluted earnings per share contribution recorded by business segment and for the parent company compared with amounts recorded during the same period in 2024.

	Diluted Earnings per Share
	Three Months Ended
	3/31/2025	3/31/2024	CHANGE
Water	$0.52	$0.48	$0.04
Electric	0.07	0.05	0.02
Contracted services	0.13	0.13	—
AWR (parent)	(0.02)	(0.03)	0.01
Consolidated diluted earnings per share, as recorded (GAAP)	$0.70	$0.62	$0.08
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

Water Segment:
For the three months ended March 31, 2025, recorded diluted earnings from the water utility segment were $0.52 per share, as compared to $0.48 per share for the same period in 2024, an increase of $0.04 per share largely from implementing new water rates as a result of AWR’s water utility subsidiary, Golden State Water Company (“GSWC”), receiving a final decision from the California Public Utilities Commission (“CPUC”) in connection with its general rate case that set new water rates for the years 2025 - 2027. Among other things, the final decision ordered GSWC to transition from a full decoupling mechanism and a full supply cost balancing account, used in prior years and requested in GSWC’s general rate case application, to a modified rate adjustment mechanism (a Monterey-style Water Revenue Adjustment Mechanism or “M-WRAM”) and an incremental cost balancing account (“ICBA”) for supply costs both effective January 1, 2025. Without the continuation of a full revenue decoupling mechanism and a full cost balancing account for water supply, the company may be subject to future volatility in revenues and earnings as a result of fluctuations in water consumption by its customers and changes in water supply source mix. The final decision also adopted GSWC’s M-WRAM rate design proposal, authorizing GSWC to increase the revenue requirement in its fixed service charges to between 45-48% of the revenue requirement depending on the ratemaking area representing approximately 65% of GSWC’s fixed costs in aggregate.
The discussion below presents the major variances in earnings for the two periods, which resulted in a net overall increase in earnings at the water segment of $0.04 per share for the first quarter of 2025.

•An increase in water operating revenues of $11.7 million largely as a result of the CPUC-approved new rate increases effective January 1, 2025 in connection with the recently approved general rate case. Billed water consumption for the first quarter of 2025 approximated consumption levels adopted in the new 2025 rates and, therefore, GSWC’s transition from a full revenue decoupling mechanism to the M-WRAM did not have a material impact to revenues recorded during the first quarter. GSWC’s revenues and earnings will be subject to future volatility as a result of significant fluctuations in customer consumption compared to adopted levels.

•An increase in water supply costs of $4.0 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2024 is primarily related to an increase in customer water usage and higher overall per-unit water supply costs. As a result of transitioning from a full cost balancing account for water supply to the ICBA, GSWC's earnings during the first quarter of 2025 were favorably impacted by an actual water supply source mix that included less purchased water than what was authorized in the general rate case and included in the revenue requirement. During the first quarter, GSWC’s pumped water sources, which cost less than purchased water, were capable of meeting a greater portion of customer demand when compared to a higher purchased water mix being recovered in the new adopted rates. GSWC’s earnings will be subject to future volatility as a result of favorable and unfavorable changes in the water supply source mix compared to the adopted mix incorporated in the revenue requirement.

•An overall increase in operating expenses of $2.1 million (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) administrative and general expenses resulting largely from higher regulatory costs related to various regulatory filings, and an increase in insurance-related costs, (iii) maintenance expense, (iv) depreciation and amortization expenses, which is impacted by the increasing capital expenditures and are reflected and recovered in customer rates, and (v) property and other non-income taxes.

•An overall decrease in other income (net of other expense) of $2.7 million due largely to losses totaling $0.6 million generated on investments held to fund one of the company’s retirement plans during the three months ended March 31, 2025, as compared to gains on investments of $2.1 million recorded during the same period in 2024 due to financial market conditions.

•A decrease in earnings of approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s ATM offering program beginning in February 2024. Under the ATM offering program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion. Through March 31, 2025, AWR has sold 1,479,767 Common Shares through this ATM offering program.

Electric Segment:
Diluted earnings from the electric utility segment increased $0.02 per share for the three months ended March 31, 2025 as compared to the same period in 2024 largely resulting from an increase in revenues from third-year electric rate increases implemented in 2025 as a result of receiving a final decision from the CPUC in connection with the general rate case proceeding at AWR’s electric utility subsidiary, Bear Valley Electric Service, Inc. (“BVES”), that set new rates for 2023 - 2026 (retroactive to January 1, 2023), as compared to 2022 rates used to record revenue during the same period of 2024. The new rates resulted in an increase in electric revenues that supports, among other things, the growth in rate base and higher operating costs related to BVES’s wildfire mitigation plans that were previously not included in customer rates and not expensed during the first quarter of 2024 because they were being tracked in memorandum accounts. Therefore, the increase in revenues was partially offset by overall increases in operating expenses due, in large part, to higher expenses recorded in connection with BVES’s vegetation management and other wildfire mitigation plans, as well as an increase in outside services related to various regulatory filings.

Contracted Services Segment:
Diluted earnings from the contracted services segment were consistent for the quarter when compared to 2024. The increase in management fee revenues resulting from the commencement of operations in April 2024 at the new bases (Naval Air Station Patuxent River and Joint Base Cape Cod) and the resolution of various economic price adjustments at the legacy bases, was offset by a decrease in construction activity and higher overall operating expenses (excluding construction expenses). During the first quarter of 2025, construction activities were negatively impacted by unfavorable weather conditions, which were less impactful to construction activities during the same period in 2024. AWR’s contracted services business is expected to contribute $0.59 to $0.63 per share for the full 2025 year.
AWR (Parent):
For the three months ended March 31, 2025, diluted losses from AWR (parent) decreased by $0.01 per share when compared to the same period in 2024 due largely to a decrease in interest expense resulting from lower average interest rates and lower borrowing levels under AWR’s credit facility.
Dividends
On May 5, 2025, AWR’s Board of Directors approved a second quarter dividend of $0.4655 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on June 3, 2025 to shareholders of record at the close of business on May 19, 2025. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and has achieved a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission (“SEC”) rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, May 8. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 8, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 15, 2025.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,800 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	March 31, 2025	December 31, 2024
Assets
Net Property, Plant and Equipment	$2,137,491	$2,099,625
Other Property and Investments	49,720	50,418
Current Assets	238,236	233,346
Other Assets	120,006	116,820
Total Assets	$2,545,453	$2,500,209
Capitalization and Liabilities
Capitalization	$1,646,615	$1,560,433
Current Liabilities	294,296	285,525
Other Credits	604,542	654,251
Total Capitalization and Liabilities	$2,545,453	$2,500,209

	Condensed Statements of Income (Unaudited)
	Three Months Ended March 31,
(in thousands, except per share amounts)	2025	2024

Operating Revenues
Water	$102,003	$90,265
Electric	15,002	12,205
Contracted services	31,008	32,781
Total operating revenues	148,013	135,251

Operating Expenses
Water purchased	16,308	13,761
Power purchased for pumping	3,149	2,832
Groundwater production assessment	5,679	4,854
Power purchased for resale	6,068	4,332
Supply cost balancing accounts	(1,716)	(608)
Other operation	10,490	9,623
Administrative and general	26,875	25,347
Depreciation and amortization	11,582	10,722
Maintenance	4,147	3,225
Property and other taxes	6,952	6,487
ASUS construction	12,933	15,702
Total operating expenses	102,467	96,277

Operating income	45,546	38,974

Other Income and Expenses
Interest expense	(12,082)	(12,855)
Interest income	2,013	2,070
Other, net	(171)	2,342
Total other income and (expenses), net	(10,240)	(8,443)

Income Before Income Tax Expense	35,306	30,531
Income tax expense	8,462	7,396
Net Income	$26,844	$23,135

Weighted average shares outstanding	38,253	37,030
Basic earnings per Common Share	$0.70	$0.62

Weighted average diluted shares	38,354	37,107
Fully diluted earnings per Common Share	$0.70	$0.62

Dividends paid per Common Share	$0.4655	$0.4300

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share for the three months ended March 31, 2025 and 2024.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q1 2025	Q1 2024	Q1 2025	Q1 2024	Q1 2025	Q1 2024	Q1 2025	Q1 2024	Q1 2025	Q1 2024
Net income (loss)	$19,906	$17,794	$2,626	$1,742	$5,124	$4,774	$(812)	$(1,175)	$26,844	$23,135
Weighted Average Number of Diluted Shares	38,354	37,107	38,354	37,107	38,354	37,107	38,354	37,107	38,354	37,107
Diluted earnings (loss) per share	$0.52	$0.48	$0.07	$0.05	$0.13	$0.13	$(0.02)	$(0.03)	$0.70	$0.62

Note: Certain amounts in the table above may not foot or crossfoot due to rounding.